Exhibit 99.1

WordLogic Announces Change to Its Board

VANCOUVER, BRITISH COLUMBIA--(Marketwire - Mar 26, 2013) - WordLogic Corporation (WLGC), the predictive intelligence technology company that creates patented solutions for mobiles, tablets, and desktops today announced that David Raffa has resigned from the Board effective immediately. Raffa was asked to join the Board to assist in an internal review of operations and to provide advice and direction on future strategy. With his review completed and his plan delivered, other commitments have led to Raffa's decision to step down.

In his time as Director, Raffa delivered to the company a comprehensive report including a number of recommendations which management has taken under advisement.

"I really like WordLogic's technology, and it is a real credit to Mark Dostie, Chuck Lawson and their team for what they have built," said Raffa. "I am very hopeful that the company will be able to monetize this technology in the not too distant future, and I wish them all the best."

Frank Evanshen, CEO and Chairman of WordLogic, said, "I appreciate David's efforts on behalf of WordLogic and I remain very excited about WordLogic's prospects. We remain fully committed to building a successful company and will continue to grow and pursue opportunities to license our patented predictive technology."

About WordLogic Corporation

WordLogic Corporation (WLGC) develops, markets, licenses and sells advanced predictive platform software designed to accelerate information discovery and text input. The Company''s innovations operate on a wide variety of devices including smartphones, PCs, cell phones, Smart TV, media players, automotive navigational systems, infotainment and game consoles. The Company's intellectual property portfolio includes six issued U.S. and European patents and three pending U.S. patent applications.

For more information about WordLogic Corporation, visit www.wordlogic.com. WordLogic headquarters are located at 1130 West Pender Street, Suite 230, Vancouver, BC, Canada.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements and are subject to risks and uncertainties. See WordLogic''s filings with the US Securities and Exchange Commission which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Contact:

WordLogic Corporation

Investor Relations

+1.866.WORDLOGIC (main office)

IR@WordLogic.com

www.wordlogic.com

Media

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